SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 11, 2003

AMB PROPERTY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-14245	94-3285362

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Pier 1, Bay 1, San Francisco, California 94111

(Address of principal executive offices) (Zip Code)

415-394-9000

(Registrants’ telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS
ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
SIGNATURES

ITEM 5. OTHER EVENTS

     In June 2003, AMB Partners II, L.P. acquired Trans-Pacific Industrial Park, located in Fife, Washington, which consists of 11 industrial buildings, aggregating approximately 1.5 million square feet, for a total purchase price of $73.9 million in cash.

     On October 6, 2003, we entered into an Agreement of Sale with privately-held International Airport Centers L.L.C. and certain of its affiliated entities, pursuant to which, if fully consummated, we and our affiliates will acquire a 3.4 million square foot portfolio consisting of 37 airfreight buildings located adjacent to seven international airports in the U.S. for approximately $481.0 million, including $119.0 million of assumed debt. Pursuant to the Agreement of Sale, we and our affiliates will acquire the buildings in separate tranches, as construction and certain other customary closing conditions, including acquiring the necessary consents, are met. Pursuant to the Agreement of Sale, as of December 19, 2003, we, through our affiliates, had acquired 28 industrial operating buildings, aggregating approximately 1.7 million square feet, for a total purchase price of $194.0 million, consisting of $15.9 in assumed debt and $178.1 in cash.

     In December 2003, AMB Tokorozawa Y.K. acquired Saitama Distribution Center 1, located in Tokorozawa, Japan, which consists of two industrial buildings, aggregating approximately 0.4 million square feet, for a total purchase price of $36.6 million in cash.

     From January 1, 2003, through December 19, 2003, we and our affiliates also acquired 39 other industrial operating buildings, aggregating approximately 2.8 million square feet, for a total purchase price of $204.4 million, consisting of $18.9 in assumed debt and $185.5 in cash.

     All of the above properties were acquired, or will be acquired, from unrelated third parties in unrelated transactions. We, together with one of our affiliates, owned, as of September 30, 2003, approximately 20% of the partnership interests in AMB Partners II, L.P. AMB Tokorozawa Y.K. is our wholly-owned indirect subsidiary. None of the acquisitions involved a significant amount of assets within the meaning of the instructions to Form 8-K, nor were they individually material to us.

Forward Looking Statements

     Some of the information included in this report contains forward-looking statements, such as statements pertaining to the closing of anticipated property acquisitions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: difficulties in effecting acquisitions, our or the seller’s failure to meet closing conditions, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and risks related to doing business internationally. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters

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discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Risks” and elsewhere in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) Financial Statements.

     At this time it is impracticable to provide the Financial Statements with respect to the transactions described in this report. The Financial Statements will be filed by amendment to this report not later than 60 days after the date on which this report is filed.

(b) Pro Forma Financial Information

     At this time it is impracticable to provide the Pro Forma Financial Information with respect to the transactions described in this report. The Pro Forma Financial Information will be filed by amendment to this report not later than 60 days after the date on which this report is filed.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property, L.P. (Registrant)

	By:	AMB Property Corporation, its General Partner

Date: December 22, 2003		By:	/s/ Tamra Browne

Tamra Browne Senior Vice President and General Counsel

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